Exhibit 99.1

Scientific Games First Quarter Revenues Rise 16% to $242 Million

Earnings per diluted share are $0.26; $0.28 excluding accelerated stock compensation expense, and $0.32 excluding all stock compensation expense

New York, NY—May 3, 2007—Scientific Games Corporation [Nasdaq: SGMS] today reported first quarter 2007 revenues of $242.3 million, up 16 percent from $208.1 million in the first quarter of 2006. Net income was $24.8 million or $0.26 per diluted share, net of $7.1 million of stock compensation expense, up from net income of $22.4 million or $0.24 per diluted share in the first quarter of 2006. Non-GAAP adjusted net income before accelerated stock compensation expense (explained below) was $26.8 million or $0.28 per non-GAAP diluted share, and $29.9 million or $0.32 per non-GAAP diluted share before all stock compensation expense, compared to non-GAAP adjusted net income of $26.9 million or $0.29 per non-GAAP diluted share in the first quarter of 2006.

EBITDA for the first quarter of 2007 was $75.8 million, up 31 percent from $57.8 million in the first quarter of 2006. Excluding stock compensation expense, adjusted EBITDA increased 30 percent to $82.9 million for the first quarter of 2007, compared to adjusted EBITDA of $64.0 million for the first quarter of 2006.

During the first quarter of 2007 the Company recorded an accelerated stock compensation charge of $2.9 million or $0.02 per diluted share. The charge reflected a requirement to expense 100 percent of the fair market value of stock options and restricted stock units granted to certain key executives in February 2007 who are of retirement age, rather than being amortized over the five-year vesting period. Total stock compensation expense for the first quarter of 2007 was $7.1 million or $0.05 per diluted share.

“Printed Products service revenue showed a continued steady growth pattern at 12 percent in the first quarter,” said Lorne Weil, Chairman and CEO. “‘Same store’ sales growth decelerated to 8 percent in the first quarter, partly as a result of production bottlenecks. We expect this to pick up in future quarters with the launch of new licensed property games and additional production capacity coming online.”

Mr. Weil continued, “Italy’s strong contribution was felt twofold in the first quarter, in the revenue line and from our 20 percent ownership of the Italian instant ticket joint venture which added to a record level of equity income. Our negotiations in China are progressing well as evidenced by the recent announcement of our contract in Shandong. And lastly, we expect the necessary instant ticket game approvals in Mexico sometime in the second quarter, and anticipate launching this summer.”

Printed Products sales revenue in the first quarter was $9.3 million, a decrease of 34 percent from $14.1 million in the first quarter of 2006. The decline is primarily due to a continuing decline in phone card prices and volumes reflecting the market driven shift to lower priced products. Printed Products sales margins went from 24 percent in the first quarter of 2006 to 18 percent in the first quarter of 2007 due to pricing pressure and decreased economies of scale.

“Lottery Systems Group service revenue grew 3 percent during the first quarter,” added Weil. “Excluding EssNet service revenue of approximately $3.4 million, new contract revenues and elapsed contracts, ‘same store’ sales decreased 1 percent. This was largely due to the absence of a $365 million Powerball jackpot that occurred in the first quarter of 2006, but was ameliorated by the growth of certain international business. We successfully launched the Mexican online lottery Multijuegos® with our partner Televisa with approximately 3,500 terminals in February 2007. As of this week, we currently have over 4,800 terminals installed, and expect to expand this installed base to 10,000 terminals by year end driven primarily by the addition of approximately 4,000 retailers from our largest chain-store customer.”

Lottery Systems sales revenue was $11.0 million, a decrease of 25 percent from $14.7 million in the first quarter of 2006. This is primarily due to the absence of an $8.2 million terminal sale in 2006, but includes a $5.2 million sale to the Ontario Lottery in 2007.  Add-on sales of terminals and other equipment continued to suffer from legislative uncertainty in the German market.

“Diversified Gaming Group service revenue grew 70 percent, largely due to the addition of Global Draw,” noted Mr. Weil. “Excluding $19.7 million of Global Draw service revenues, our pari-mutuel related businesses showed margin improvement despite flat revenue because of cost reduction initiatives. Customers continue to migrate over to the Quantum Data Centers, a development that should continue to improve margins in this segment.”

Diversified Gaming Group sales revenue increased from $2.3 million in the first quarter of 2006 to $11.0 million in 2007, due to the acquisition of Games Media Limited which contributed $10.3 million of sales revenue in the quarter.

First quarter business development included a significant licensing deal with Hasbro, giving us global exclusive lottery rights to 20 Hasbro brands over multiple lottery platforms. The Company was also awarded an 11 year racing contract with the Camarero Group of Puerto Rico; an extension with the Connecticut Lottery for a new lottery system to be launched in 2008; and an agreement with Sportech/Littlewoods, of the United Kingdom, to upgrade their pari-mutuel technology and services.

Subsequent to the end of the quarter the Company announced a joint venture with Inspur to launch instant tickets in the Shandong province of China; the acquisition of Oberthur Gaming Technologies (OGT) another leading instant ticket manufacturer; a Lottery Systems contract with Golden Casket of Australia, a new 10-year agreement with Electronic Game Card, and a technology contract with Churchill Downs.

Weil concluded, “We expect to continue executing on our previously stated business goals: Continuing to grow existing lottery businesses, launching new instant ticket businesses internationally, growing Global Draw’s and Games Media’s installed base in the United Kingdom, expanding Global Draw’s technology into new jurisdictions, and improving margins across all segments.”

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern. To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab. To access the call by telephone, please dial 800.299.0148 (US & Canada) or 617.801.9711 (International) fifteen minutes before the start of the call. The Conference ID# is 97013855. The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of fixed odds betting terminals and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games Corporation

212-754-2233

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “optimistic,” “potential,” “opportunity,” “eventually,” or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual outcomes may differ from those projected in forward-looking statements due to a variety of risks and uncertainties and other factors, including relating to the following:

• the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

• economic, competitive, demographic, business and other conditions in our local, regional and international markets;

• changes or developments in the laws, regulations or taxes in the gaming, racing and lottery industries;

• actions taken or omitted to be taken by third parties, including customers, suppliers, competitors and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

• changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

• an inability to enter into new contracts, renew existing contracts or the early termination of our existing contracts;

• an inability to engage in or complete future acquisitions and integrate those businesses successfully;

• the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

• resolution of any pending or future litigation in a manner adverse to us.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Convertible Debentures

During the first quarter of 2007, the average price of our common stock exceeded the specified conversion price of $29.10 of our Convertible Debentures. Because of this, an additional 684,000 shares of common stock have been included in our weighted average number of diluted shares for the first quarter of 2007. Although we purchased a hedge in December 2004 to mitigate the potential economic dilution of the underlying Convertible Debenture shares, we are precluded from reflecting this hedge in our GAAP weighted average number of diluted shares because the effect would be anti-dilutive. Upon conversion of the debentures, the dilutive share count will revert to the true economic number.

Balance Sheet

The Consolidated Balance Sheet as of March 31, 2007 has not been provided in this release because our implementation of the newly effective FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) is still in process.  The results of our FIN 48 review will not affect our results from operations for the quarter ended March 31, 2007 or any prior period.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. EBITDA as defined in this document may differ from similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with useful financial information that can be used in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this document may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this document should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2006 and 2007
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2007
Operating revenues:
Services	$176,960	210,993
Sales	31,169	31,273
	208,129	242,266
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	94,948	116,747
Cost of sales (exclusive of depreciation and amortization)	24,544	22,485
Selling, general and administrative expenses	32,392	39,145
Depreciation and amortization	19,292	29,078
Operating income	36,953	34,811
Other deductions:
Interest expense	7,202	12,892
Equity in net income of joint ventures	(1,576)	(11,878)
Other income	(643)	(390)
	4,983	624
Income before income tax expense	31,970	34,187
Income tax expense	9,600	9,428
Net income	$22,370	24,759

Basic and diluted net income per share:
Basic net income	$0.25	0.27
Diluted net income	$0.24	0.26
Weighted average number of shares used in per share calculations:
Basic shares	90,166	91,993
Diluted shares	93,172	95,288

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended March 31, 2006 and 2007

(Unaudited, in thousands)

	Three Months Ended March 31, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$93,579	52,717	30,664	176,960
Sales revenues	14,121	14,699	2,349	31,169
Total revenues	107,700	67,416	33,013	208,129
Cost of services (1)	46,291	27,673	20,984	94,948
Cost of sales (1)	10,773	11,592	2,179	24,544
Selling, general and administrative expenses	11,356	7,449	2,441	21,246
Depreciation and amortization (2)	5,185	10,493	3,396	19,074
Segment operating income	$34,095	10,209	4,013	48,317
Unallocated corporate expense				11,364
Consolidated operating income				$36,953

	Three Months Ended March 31, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$104,631	54,331	52,031	210,993
Sales revenues	9,262	11,049	10,962	31,273
Total revenues	113,893	65,380	62,993	242,266
Cost of services (1)	55,662	29,391	31,694	116,747
Cost of sales (1)	7,624	6,238	8,623	22,485
Selling, general and administrative expenses	11,481	7,997	5,348	24,826
Depreciation and amortization (2)	8,400	14,131	6,322	28,853
Segment operating income	$30,726	7,623	11,006	49,355
Unallocated corporate expense				14,544
Consolidated operating income				$34,811

(1)             Exclusive of depreciation and amortization

(2)             Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2007(a)	2007(b)

Income before income tax expense	$31,970	34,187	34,187
Add: Employee termination costs	1,336	—	—
Add: Stock compensation charges	4,495	7,129	2,864
Add: SERP termination charge	313	—	—
Add: EssNet acquisition interest charge	263	—	—
Non-GAAP net income before income tax expense	38,377	41,316	37,051
Non-GAAP income tax expense	11,513	11,403	10,226
Non-GAAP adjusted net income	$26,864	29,913	26,825

Diluted non-GAAP net income per share	$0.29	0.32	0.28
Diluted GAAP net income per share	$0.24	0.26	0.26
Weighted average number of shares used in per share calculations	93,172	95,288	95,288
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	—	684	684
Non-GAAP weighted average number of shares used in per share calculations.	93,172	94,604	94,604

(a)             Non-GAAP adjusted net income excluding stock compensation expense of $7,129

(b)            Non-GAAP adjusted net income excluding accelerated stock compensation expense of $2,864

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31,
	2006	2007

Net income	$22,370	24,759
Add: Income tax expense	9,600	9,428
Add: Depreciation and amortization expense	19,292	29,078
Add: Interest expense, net of other income	6,559	12,502
EBITDA	$57,821	75,767

Add: Lottery Systems Group employee termination costs	1,336	——
Add: Stock compensation charges	4,495	7,129
Add: SERP termination charge	313	——
Adjusted EBITDA	$63,965	82,896